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Pricing Supplement No. 28 Dated August 7, 1997 Filed Pursuant to: Rule 424(b)(3)
(To Prospectus dated February 1, 1996 and                  File No.: 33-65431
Prospectus Supplement dated March 28, 1996)

                         FIRST CHICAGO NBD CORPORATION
                          MEDIUM-TERM NOTES, SERIES G


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

Date of Issue: August 12, 1997      [_]Fixed Rate    [_]Commercial Paper Rate Note  [_]LIBOR Reuters
                                    [x]Senior        [_]Federal Funds Rate Note     [X]LIBOR Telerate
Maturity Date: August 12, 2002      [_]Subordinated  [_]CD Rate Note                [_]Prime Rate Note
                                                     [_]CMT Rate Note               [_]Treasury Rate Note
                                                     [_]LIBOR Note
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Principal Amount: $100,000,000.00

Issue Price (As a Percentage of Principal Amount): 100%

Interest Rate/Initial Interest Rate: Not Available

Interest Payment Dates: 12th day of February, May, August and November of each year

Interest Reset Dates: 12th day of February, May, August and November of each year

Index Maturity or Designated CMT Maturity Index: 90 days

Spread: +9 basis points

Spread Multiplier: None

Minimum Interest Rate: None

Maximum Interest Rate: None

Interest Payment Period: August 12, 1997 to November 12, 1997 and quarterly thereafter, up to but excluding the interest payment date

Interest Rate Reset Period: August 12, 1997 to November 12, 1997 and quarterly thereafter, up to but excluding the interest payment date

Redemption Date(s) or Period: None

Optional Repayment Date(s): None

Calculation Agent (If Applicable): The First National Bank of Chicago


Additional Terms:


This Pricing Supplement may be used by First Chicago Capital Markets, Inc. ("FCCM"), a wholly owned subsidiary of the issuer, in connection with offer and sales related to secondary market transactions in the Notes. FCCM may act as principal or agent in such transactions. Such sales will be made at prices related to the prevailing market prices at the time of sale.